Exhibit 99.1

              Special Brooke Corporation Cash Dividend to Be Paid
                        in Addition to Regular Dividend

    OVERLAND PARK, Kan., Aug. 3 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO, announced that Brooke Corporation's (Amex: BXX) board of directors declared a special $.15 per share cash dividend on the company's common stock at its July 29, 2004, board meeting. Orr noted that this special dividend is in addition to the regular dividend previously announced. This special dividend will be paid on August 30, 2004, to the shareholders of record as of August 16, 2004, with an ex-dividend date of August 12, 2004.

    Orr reminded investors that a special dividend is "a nonrecurring dividend that is exceptional in terms of either size or date issued and is made in addition to a company's regular dividend." Orr cautioned investors that special dividends should not be used to calculate the estimated annual dividend yield on Brooke Corporation's common stock because there is no assurance that special dividends will be paid again.

    Orr stated, "Brooke Corporation has experienced good earnings during the first six months of 2004. Consistent with our announcement on February 4th of this year, our company's current capital and dividend plan provides for the payment of an increasing share of the company's earnings as dividends on common stock. As such, the board has voted to pay this special dividend and will reanalyze the regular dividend rate at its January 2005 board meeting."


    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 314 franchise locations and has originated more than $137,000,000 in loans which have mostly been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.


    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.


    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE  Brooke Corporation
    -0-                             08/03/2004
    /CONTACT: Kyle Garst of Brooke Corporation, +1-800-642-1872, Ext. 121, or garsk@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  INS FIN
SU:  DIV